EXHIBIT 99.1

[COMPANY LOGO APPEARS HERE]

Everett Tackett, APR Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Scott Sullinger Investor Relations ON Semiconductor (602) 244-3437 scott.sullinger@onsemi.com

ON Semiconductor Announces Pricing of Common Stock Offering

PHOENIX, Ariz.—Feb. 4, 2004—ON Semiconductor (Nasdaq: ONNN) today announced that it has priced a common stock offering of 47.0 million shares, including 34.0 million shares offered by the company and 13.0 million shares offered by a selling stockholder, at a public offering price of $6.98 per share. The net proceeds to ON Semiconductor will be approximately $224 million. ON Semiconductor will not receive any of the proceeds from the sale of shares by the selling stockholder. These securities will be issued under ON Semiconductor’s existing shelf registration statement on file with the Securities and Exchange Commission. The common stock is expected to be issued on Monday, Feb. 9, 2004, subject to customary closing conditions.

In connection with the offering, ON Semiconductor and the selling stockholder granted the underwriters an option for a period of 30 days from the initial offering to purchase up to an additional 7.05 million shares of common stock to cover over-allotments, if any.

ON Semiconductor plans to use a portion of the net proceeds of the offering to redeem a portion of its first lien senior secured notes due 2010 and its second lien senior secured notes due 2008 through the exercise of the “equity clawback” provisions of the indentures governing the notes. The company intends to use the remaining proceeds for general corporate purposes, which may include additional reductions in its outstanding debt.

The joint bookrunning managers for the offering are Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC. Copies of the prospectus related to the common stock offering may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036-8200 (telephone no. 212-761-6775) or from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (telephone no. 212-325-2580).

This news release does not constitute an offer to sell or a solicitation of an offer to buy the

6

securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Morgan Stanley or Credit Suisse First Boston as indicated in this news release.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

# # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

7